Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130651 on Form S-8 of our report dated June 22, 2011, relating to the financial statements and financial statement schedule of Bunge Savings Plan — Supplement A appearing in this Annual Report on Form 11-K of Bunge Savings Plan — Supplement A for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

June 22, 2011